EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2019

Contact: Crystal Rios (801) 566-1200 July 30, 2019

Salt Lake City, Utah – In the second calendar quarter (2Q) and first half (1H) of 2019, Utah Medical Products, Inc. (Nasdaq: UTMD) attained results which reflect that the Company remains on target to achieve its financial goals for year 2019 despite the apparent negative comparison with 2Q and 1H 2018 results.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Summary of Financial Results

In USD terms, changes in 2Q and 1H 2019 consolidated income statement results compared to the same time periods in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	+ 8%	+ 3%
Gross Profit:	+ 7%	+ 3%
Operating Income:	(11%)	(14%)
Net Income:	(18%)	(21%)
Earnings Per Share:	(18%)	(20%)

Financial results in 2Q 2019 continued to be hampered on the top line by a stronger USD, on the operating income line by the new intangible asset amortization expense from UTMD’s February 2019  Filshie Clip System (Filshie device) U.S. exclusive distribution rights acquisition, and on the bottom line by a higher consolidated income tax provision rate than in 2018.  Net income was also lower because UTMD had realized $450 in non-operating income from one-time sales of unneeded assets in 2Q 2018 which did not repeat in 2Q 2019.

Because 29% of 1H 2019 consolidated sales were in foreign currencies, the volatility of foreign currency exchange (FX) rates for sales and expenses outside the U.S. (OUS) continued to have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 2Q 2019 and 1H 2019 compared to the same periods in 2018 follow:

	2Q 19	2Q 18	Change	1H 19	1H 18	Change
GBP	1.285	1.359	(5.4%)	1.295	1.375	(5.9%)
EUR	1.125	1.192	(5.6%)	1.129	1.209	(6.6%)
AUD	0.701	0.756	(7.3%)	0.707	0.771	(8.4%)
CAD	0.748	0.775	(3.5%)	0.750	0.783	(4.1%)

UTMD’s revenues invoiced in the above foreign currencies represented 28.6% of total consolidated USD sales in 2Q 2019 and 29.2% in 1H 2019. The weighted average negative impact on all foreign currency sales from the change in FX rates was 5.6% in 2Q 2019 and 6.1% in 1H 2019, reducing reported USD sales in 2Q 2019 by $194 relative to the same FX rates in 2Q 2018 and by $431 in 1H 2019 relative to the same FX rates in 1H 2018.  In constant currency terms, i.e. using the same FX rates as in the applicable periods in 2018, total consolidated 2Q 2019 sales were up $1,075 (+9.8%), and 1H 2019 total consolidated constant currency sales were up $1,158 (5.3%).

Other significant revenue changes in 2Q and 1H 2019 compared to the same periods in 2018 had to do with the change in distribution of Filshie devices in the U.S., which is described later in this report; a substantial increase in 1H 2019 U.S. OEM sales; a solid increase in direct sales to U.S. domestic medical facilities; and a pause in U.S. neonatal device exports due to regulatory re-registrations by third party distributors in China, Brazil and Mexico.

UTMD profit margins in 2Q 2019 and 1H 2019 compared to 2Q 2018 and 1H 2018 follow:

	2Q 2019 (Apr – Jun)	2Q 2018 (Apr – Jun)	1H 2019 (Jan – Jun)	1H 2018 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	63.3%	63.7%	63.2%	63.6%
Operating Income Margin (operating profits/ sales):	37.8%	46.1%	38.0%	45.9%
Net Income Margin (profit after taxes/ sales):	29.8%	39.3%	29.5%	38.4%

UTMD’s 2019 Gross Profit Margin (GPM) has not benefited yet from the early 2019 acquisition of distribution rights of its Filshie devices in the U.S. from CooperSurgical Inc (CSI) because of the substantial remaining CSI inventory which was repurchased by UTMD at CSI’s cost. Although UTMD has picked up the distributor margin on higher U.S. Filshie device sales, which has allowed UTMD’s total consolidated GPM to not be diluted, it has not realized any GP contribution from Femcare sales of Filshie devices to the U.S. yet.  Another way to explain this is that 71% of the 2018 GP generated by Femcare sales of Filshie devices to the U.S. (to third party distributor CSI) was recorded in 1H 2018, whereas in 1H 2019 Femcare’s GP contribution from sales of Filshie devices to the U.S. (to intercompany distributor UTMD) has been zero.  Profit in inventory from intercompany sales is eliminated when consolidating financial results (i.e. not recognized until the devices are sold to a third party).  UTMD estimates the remaining CSI repurchased inventory will likely last well into 4Q 2019.   The slightly lower consolidated GPM was due primarily to a disproportionate increase in U.S. OEM sales which are at a lower average GPM.

On the other hand, UTMD’s Operating Income Margin (OIM) was substantially reduced by a 1H $1,842 expense from straight-line amortization of the $21,000 purchase price that UTMD paid CSI to acquire the remaining 4.75 years’ exclusive U.S. Filshie device distribution rights.  The purchase price of CSI’s remaining exclusive distribution rights was recognized as an identifiable intangible asset (IIA).  Because the IIA amortization began on February 1 and expensed on a straight-line basis over 4.75 years, the expected improved GPM from the acquisition will ramp up after the CSI inventory has been consumed and as UTMD is able to grow Filshie device sales in the U.S.  IIA amortization expense in total, including that remaining from the 2011 Femcare Group acquisition, which comprises a significant portion of General & Administrative (G&A) operating expenses, was 13.7% of 2Q 2019 consolidated sales and 12.7% of 1H 2019 consolidated sales.  In other words, UTMD’s OIM excluding Femcare-related IIA amortization expense was 51% in both 2Q and 1H 2019.

On top of the period-to-period differences in OI, additional differences in Income Before Tax (EBT) were due mainly to the $450 non-operating income (NOI) from sale of unneeded assets in 2Q 2018 that did not repeat in 2Q 2019.  Net NOI was $85 in 2Q 2019 compared to $501 in 2Q 2018, and $120 in 1H 2019 compared to $538 in 1H 2018.

UTMD’s Net Income Margin (NIM) in 2Q and 1H 2019 was incrementally lower than in the same periods of 2018 not only because of the EBT differences, but also due to combined entity income tax provision rates that were 22.8% in 2Q 2019 compared to 22.5% of EBT in 2Q 2018, and 23.4% in 1H 2019 compared to 20.5% in 1H 2018. The reasons for the higher estimated provision rate were a different mix of subsidiary EBT (with varying tax rates) and a higher U.S. income tax provision rate as a result of the GILTI tax slipped into the U.S. Tax Cuts and Jobs Act (TCJA), enacted in December 2017, which was not in the estimated provision of UTMD in 1H 2018.

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of June 2019 and the end of June 2018 follow:

	June 30, 2019	June 30, 2018	Change
GBP	1.271	1.320	( 3.7%)
EUR	1.138	1.168	( 2.5%)
AUD	0.701	0.740	( 5.2%)
CAD	0.765	0.761	+0.5%

UTMD’s June 30, 2019 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $32.9 million on June 30, 2019 compared to $51.1 million on December 31, 2018, after investing $23.1 million acquiring CSI’s Filshie device distribution rights and remaining inventory, paying $2.1 million in cash dividends to stockholders and repurchasing $0.4 million in UTMD stock during 1H 2019.  Stockholders’ Equity was up $4.9 million in the six month period from December 31, 2018 after netting the combined $2.5 million in dividends and stock repurchases which reduced Stockholders’ Equity.

Sales.
Total consolidated 2Q 2019 UTMD sales were $881 (+8.0%) higher than in 2Q 2018. Constant currency sales were $1,075 (+9.8%) higher. Total consolidated 1H 2019 UTMD sales were $727 (+3.3%) higher than in 1H 2018.  Constant currency sales in 1H 2019 were $1,158 (+5.3%) higher than in 1H 2018.

In 2Q 2019 compared to 2Q 2018, U.S. domestic sales were 28% higher and outside the U.S. (OUS) sales were 12% lower.  Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.  In 1H 2019 compared to 1H 2018, U.S. domestic sales were 19% higher and outside the U.S. (OUS) sales were 12% lower than in 1H 2018.

Domestic sales in 2Q 2019 were $6,997 compared to $5,481 in 2Q 2018.  Domestic sales in 1H 2019 were $12,791 compared to $10,736 in 1H 2018.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie sales,  2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) “Filshie sales”, which in 2018 were by UTMD’s UK subsidiary, Femcare Ltd (Femcare), to CSI for distribution in the U.S., and in 2019 were by UTMD direct to U.S. clinical users after February 1.  Domestic direct sales in 2Q 2019 excluding Filshie devices, representing 51% of total domestic sales, were $256 (+8%) higher than in 2Q 2018.  Domestic direct sales in 1H 2019 excluding Filshie devices, representing 55% of total domestic sales, were $517 (+8%) higher than in 1H 2018.  OEM sales in 2Q 2019, representing 20% of total domestic sales, were $487 (+52%) higher than in 2Q 2018. OEM sales in 1H 2019, representing 22% of total domestic sales, were $971 (+53%) higher than in 1H 2018.  Filshie device sales direct to U.S. domestic end-user facilities were $772 (+64%) higher in 2Q 2019 compared to Filshie device sales to CSI in 2Q 2018.  Filshie device sales direct to U.S. domestic end-user facilities were $568 (+24%) higher in 1H 2019 compared to Filshie device sales to CSI in 1H 2018.  Filshie device sales by Femcare to CSI in 1H 2018 represented 71% of total 2018 U.S. Filshie device sales.  As a result, looking forward, UTMD expects that 2H 2019 domestic direct end-user sales of Filshie devices should exceed 2H 2018 Filshie device sales to CSI by about $3,000 (+317%), resulting in total 2019 domestic Filshie device sales more than double 2018 domestic Filshie device sales.

OUS sales in 2Q 2019 were $4,850 compared to $5,484 in 2Q 2018. OUS sales in 1H 2019 were $9,788 compared to $11,116 in 1H 2018. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $194 lower in 2Q 2019 and $431 lower in 1H 2019 as a result of changes in FX rates.  In other words, 31% of the lower 2Q 2019 OUS sales and 32% of the lower 1H 2019 OUS sales were due to a stronger USD. The foreign currency OUS sales in 2Q 2019 were $3,385, which was 70% of all OUS sales and 29% of total consolidated sales.  In comparison, foreign currency OUS sales in 2Q 2018 were $3,429, which was 63% of all OUS sales and 31% of total consolidated sales.  The foreign currency OUS sales in 1H 2019 were $6,590, which was 67% of all OUS sales and 29% of total consolidated sales.  Foreign currency OUS sales in 1H 2018 were $7,042, which was 63% of all OUS sales and 32% of total consolidated sales. U.S. export sales of neonatal devices (invoiced in USD) were $408 lower in 2Q 2019 compared to 2Q 2018, and $826 lower in 1H 2019 compared to 1H 2018, as a result of a pause in orders from UTMD distributors in China, Brazil and Mexico, presumably while obtaining regulatory device re-registrations. Although difficult to estimate, UTMD suspects that some amount of the lower sales can be explained by foreign distributor reluctance, at least temporarily, to place orders for U.S. goods due to the stronger USD, as well as recently threatened “trade wars.”

Gross Profit (GP).
GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD’s GP was $516 (+7.4%) higher in 2Q 2019 than in 2Q 2018, and $366 (+2.6%) higher in 1H 2019 than in 1H 2018, roughly consistent with the increase in revenues. UTMD did not get a GPM benefit from the February beginning of Filshie device sales direct to U.S. end-users because of selling remaining CSI inventory which it acquired at the same price CSI had previously paid Femcare. In other words, GP resulting from CSI’s price minus the Femcare cost of manufacturing had been realized in 2018, leaving only the distributor margin to-date in 2019. Because UTMD estimates that the remaining CSI inventory may not be depleted until 4Q 2019, it does not expect a significant improvement in GPM until next year 2020. To date in 2019, the Company has generally maintained the productivity of its direct labor and manufacturing overhead costs consistent with the prior year’s periods.

Operating Income (OI).
OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of G&A expenses, sales and marketing (S&M) expenses and product development (R&D) expenses, were $3,019 in 2Q 2019 (25.5% of sales) compared to $1,928 in 2Q 2018 (17.6% of sales). OE were $5,691 in 1H 2019 (25.2% of sales) compared to $3,880 in 1H 2018 (17.8% of sales).

Ignoring the new IIA amortization expense (from purchasing the CSI distribution agreement) which was not present in 2018, 2Q 2019 OE expenses were $1,914 (16.2% of sales), and 1H 2019 OE expenses were $3,849 (17.0% of sales).  In 2Q 2019 compared to 2Q 2018, a stronger USD reduced OUS OE excluding Femcare IIA amortization expense in USD terms by $26.  The £399 Femcare IIA amortization expense in both 2Q 2019 and 2Q 2018 was reduced by $30.  In 1H 2019 compared to 1H 2018, a stronger USD reduced OUS OE excluding Femcare IIA amortization expense in USD terms by $64.  The constant £798 Femcare IIA amortization expense was reduced by $65.

Consolidated G&A expenses were $2,440 (20.6% of sales) in 2Q 2019 compared to $1,382 (12.6% of sales) in 2Q 2018. The G&A expenses in 2Q 2019 included $512 (4.3% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $542 (4.9% of sales) in 2Q 2018.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £399 in both periods. In addition, 2Q 2019 G&A expenses included a new $1,105 (9.3% of sales) IIA amortization expense resulting from the purchase of the CSI U.S. exclusive Filshie devices distribution rights.  Excluding the Filshie-related non-cash IIA amortization expenses, G&A expenses were $823 (6.9% of sales) in 2Q 2019 compared to $839 (7.7% of sales) in 2Q 2018.  The change in FX rates reduced 2Q 2019 OUS G&A expenses excluding IIA amortization expense by $18.

Consolidated G&A expenses were $4,580 (20.3% of sales) in 1H 2019 compared to $2,810 (12.9% of sales) in 1H 2018. The G&A expenses in 1H 2019 included $1,032 (4.6% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $1,097 (5.0% of sales) in 1H 2018.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £798 in both periods. In addition, 1H 2019 G&A expenses included a new $1,842 (8.2% of sales) IIA amortization expense resulting from the purchase of the CSI U.S. exclusive Filshie devices distribution rights.  Excluding the Filshie-related non-cash IIA amortization expenses, G&A expenses were $1,706 (7.6% of sales) in 1H 2019 compared to $1,713 (7.8% of sales) in 1H 2018.  The change in FX rates reduced 1H 2019 OUS G&A expenses excluding IIA amortization expense by $46.

S&M expenses were $466 (3.9% of sales) in 2Q 2019 compared to $430 (3.9% of sales) in 2Q 2018.  S&M expenses were $883 (3.9% of sales) in 1H 2019 compared to $839 (3.8% of sales) in 1H 2018.  The change in FX rates reduced 2Q 2019 OUS S&M expenses by $9, and 1H 2019 OUS S&M expenses by $18. The higher 2019 S&M expenses were due to incremental marketing expenses associated with beginning to market Filshie devices directly in the U.S.

R&D expenses in 2Q 2019 were $113 (1.0% of sales) compared to $117 (1.1% of sales) in 2Q 2018. R&D expenses in 1H 2019 were $228 (1.0% of sales) compared to $230 (1.1% of sales) in 1H 2018. Since almost all R&D is being carried out in the U.S., the FX impact was negligible.

In summary, OI in 2Q 2019 was $4,481 (37.8% of sales) compared to $5,056 (46.1% of sales) in 2Q 2018.  OI in 2Q 2019 was $575 lower which obviously was the result of the new $1,105 CSI acquisition IIA amortization expense included in 2Q 2019 G&A but not in 2Q 2018.  In other words, excluding the new 2Q 2019 CSI acquisition IIA amortization expense which was not applicable in 2Q 2018, OI increased $530 (+10.5%). OI in 1H 2019 was $8,582 (38.0% of sales) compared to $10,027 (45.9% of sales) in 1H 2018.  Excluding the new 1H 2019 CSI acquisition IIA amortization expense which was not applicable in 1H 2018, OI increased $398 (+4.0%).

Income Before Tax (EBT).
EBT results from subtracting net non‑operating expense (NOE) or adding NOI from or to, as applicable, OI.  Consolidated 2Q 2019 EBT was $4,565 (38.5% of sales) compared to $5,556 (50.7% of sales) in 2Q 2018.  Consolidated 1H 2019 EBT was $8,702 (38.5% of sales) compared to $10,565 (48.3% of sales) in 1H 2018.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 2Q 2019 was $85 compared to $501 NOI in 2Q 2018.  In 2Q 2018, UTMD realized $450 NOI from the sale of unneeded assets which did not repeat in 2Q 2019.  Net NOI in 1H 2019 was $120 compared to $538 NOI in 1H 2018.

The EBT of Utah Medical Products, Inc. in the U.S. was $5,515 in 1H 2019 compared to $5,136 in 1H 2018. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,479 in 1H 2019 compared to EUR 1,740 in 1H 2018. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP 1,172 in 1H 2019 compared to GBP 2,180 in 1H 2018. The 1H 2019 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 732 in 1H 2019 compared to CAD 917 in 1H 2018.  EBT of subsidiaries varies as a result of intercompany shipments. The lower Femcare Group EBT was primarily the result of the lack of any UK shipments of Filshie devices to CSI in 2019. The lower Femcare Canada EBT was due to lower sales activity.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2019 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $6,397 compared to $6,312 in 2Q 2018.  1H 2019 adjusted consolidated EBITDA were $12,062 compared to $12,122 in 1H 2018 which included a $450 gain from sale of assets which did not recur in 2019.  Management believes that 1H 2019 performance has set up conditions for a substantial improvement in adjusted consolidated EBITDA in 2H 2019 compared to 2H 2018. 1H 2019 operating performance was consistent with achieving UTMD’s overall financial objectives for the year 2019, as previously provided in its 2018 SEC 10-K Report.

Net Income (NI).
NI in 2Q 2019 of $3,525 was 18.2% lower than the NI of $4,308 in 2Q 2018. UTMD’s NIM, NI divided by consolidated sales, was 29.8% in 2Q 2019 and 39.3% in 1Q 2018. The average consolidated income tax provisions (as a % of EBT) in 2Q 2019 and 2Q 2018 were 22.8% and 22.5%, respectively.

NI in 1H 2019 of $6,664 was 20.7% lower than the NI of $8,400 in 1H 2018. UTMD’s NIM was 29.5% in 1H 2019 and 38.4% in 1H 2018. The average consolidated income tax provisions (as a % of EBT) in 1H 2019 and 1H 2018 were 23.4% and 20.5%, respectively.

The differences in period-to-period NI were consistent with the differences in EBT leveraged by a slightly higher estimated consolidated income tax rate. The higher estimated income tax provisions in 1H 2019 were due to 1) no 1H 2018 estimate for the new GILTI tax levied as part of the TCJA enacted by Congress in December 2017, 2) a shift of U.S. Filshie-related EBT from the UK to the U.S. taxed at a 6.95% higher tax rate, and 3) offset by a higher remeasured currency loss for lower valued foreign currency cash balances.

Earnings per share (EPS).
EPS of $.944 in 2Q 2019 were 17.8% lower than $1.148 in 1Q 2018, and EPS of $1.783 in IH 2019 were 20.4% lower than $2.239 in 1H 2018, which was consistent with the changes in NI attenuated by slightly lower diluted shares.  Diluted shares were 3,735,070 in 2Q 2019 compared to 3,753,608 in 2Q 2018, and 3,736,872 in 1H 2019 compared to 3,751,072in 1H 2018.  The lower diluted shares in 2019 were the combined result of 15,000 shares repurchased in 4Q 2018 plus 5,000 shares repurchased in 2Q 2019, employee option exercises, a new option award in December 2018 and a lower dilution factor for unexercised options due to a lower share price.

Outstanding shares at the end of 2Q 2019 were 3,719,100 compared to 3,719,700 at the end of calendar year 2018. The difference was due to employee option exercises of 4,391 during 1H 2019 offset by 5,000 shares repurchased in the open market. Outstanding shares were 3,731,900 at the end of 2Q 2018. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at June 30, 2019 was 55,308 at an average exercise price of $57.90, including shares awarded but not yet vested.  This compares to 61,020 unexercised option shares at the end of 2018 at an average exercise price of $56.78/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 2Q 2019 was 14,180 compared to 23,080 in 2Q 2018. The number of shares added as a dilution factor in 1H 2019 was 15,400 compared to 23,330 in 1H 2018. In December 2018, 22,400 option shares were awarded to 45 employees at an exercise price of $74.64 per share. No other options were awarded in 2018, and no options were awarded in 1H 2019.

UTMD paid $1,028 ($0.275/share) in dividends to stockholders in 2Q 2019 compared to $1,006 ($0.270/ share) paid in 2Q 2018. Dividends paid to stockholders during 2Q 2019 were 29% of NI.  UTMD paid $2,055 ($0.275/share) in dividends to stockholders in 1H 2019 compared to $2,011 ($0.270/ share) paid in 1H 2018. Dividends paid to stockholders during 1H 2019 were 31% of NI.

Near the end of December 2018, UTMD repurchased 15,000 of its shares in the open market at $80.35/ share. During 2Q 2019, UTMD repurchased 5,000 of its shares at $79.52/ share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2Q 2019 was $95.70, up 8% from $88.25 at the end of 1Q 2019, and up 15% from the $83.08 closing price at the end of 2018.  The closing share price at the end of 2Q 2018 was $110.15.

Balance Sheet.
At June 30, 2019 compared to the end of 2018, UTMD cash and investments declined $18.2 million to $32.9 million as a result of $23.1 million use of cash to purchase the remaining 4.75 years’ exclusive U.S Filshie Clip System distribution rights and Filshie device inventory from CSI, $2.1 million payment of cash dividends to stockholders and $0.4 million to repurchase UTMD shares. At June 30, 2019, working capital was $42.4 million compared to $55.6 million at the end of 2018.  Net Intangible Assets increased to 45.1% of total consolidated assets on June 30, 2019 from 28.6% on December 31, 2018 because the CSI agreement $21.0 million purchase price was recorded as an identifiable intangible asset. Mainly as a result of the 1Q 2019 receipt of CSI’s $2.1 million Filshie device inventory, for which payment was made in 2Q 2019, June 30, 2019 inventories increased $2.3 million from the end of 2018. The increase in inventories combined with a decrease in accrued liabilities, primarily payment of accrued taxes, despite the large decrease in cash, provided a higher 12.1 current ratio as of June 30, 2019 compared to 11.6 at December 31, 2018.  Consolidated Accounts Receivable (net of allowances) increased $1.3 million at June 30, 2019 compared to December 31, 2018, essentially all in the U.S., because, with the help of domestic direct Filshie device sales and higher U.S. OEM sales, 2Q 2019 U.S. trade sales were $1.8 million higher than in 4Q 2018. In addition, the aging of trade receivables was 3 days longer than at the end of 2018.

In February 2016, the FASB issued ASC Update No. 2016-02, Leases (Topic 842). The purpose of Update No. 2016-02 is to increase the transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet, including those previously classified as operating leases under current U.S. GAAP, and disclosing key information about leasing arrangements. UTMD adopted the new standard on January 1, 2019, resulting in a $395 addition to the balance sheet of right of use assets and corresponding lease liabilities as of June 30, 2019. The right of use (leased) assets consist of a portion of UTMD’s parking lot at the Midvale facility and an automobile at the Company’s Ireland facility. Under the new standard, companies may elect to present prior periods under the previous guidance and UTMD has chosen this option.

UTMD’s remaining $2.5 million Repatriation Tax Liability resulting from the TCJA remained the same on June 30, 2019 as on December 31, 2018 because UTMD had paid more than required in the first year as a result of over-estimating the tax in early 2018. Stockholders’ Equity increased $4.9 million despite the reductions from $2.1 million in cash dividends and $0.4 million in stock repurchases.

Financial ratios as of June 30, 2019 which may be of interest to stockholders follow:

1)	Current Ratio = 12.1
2)	Days in Trade Receivables (based on 2Q 2019 sales activity) = 40
3)	Average Inventory Turns (based on 2Q 2019 CGS and average inventories) = 2.3
4)	2019 YTD ROE (before dividends) = 15%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2019	2Q 2018	Percent Change
Net Sales	$11,846	$10,965	+8.0%
Gross Profit	7,500	6,984	+7.4%
Operating Income	4,481	5,056	(11.4%)
Income Before Tax	4,565	5,556	(17.8%)
Net Income	3,525	4,308	(18.2%)
Earnings Per Share	$.944	$1.148	(17.8%)
Shares Outstanding (diluted)	3,735	3,754

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2019	1H 2018	Percent Change
Net Sales	$22,578	$21,852	+3.3%
Gross Profit	14,273	13,906	+2.6%
Operating Income	8,582	10,027	(14.4%)
Income Before Tax	8,702	10,565	(17.6%)
Net Income	6,664	8,400	(20.7%)
Earnings Per Share	$1.783	$2.239	(20.4%)
Shares Outstanding (diluted)	3,737	3,751

BALANCE SHEET
(in thousands)
	(unaudited) JUN 30, 2019	(unaudited) MAR 31, 2019	(audited) DEC 31, 2018	(unaudited) JUN 30, 2018
Assets
Cash & Investments	$32,880	$32,665	$51,112	$45,873
Accounts & Other Receivables, Net	5,235	4,910	3,955	4,532
Inventories	7,712	7,648	5,413	5,228
Other Current Assets	398	446	423	363
Total Current Assets	46,225	45,669	60,903	55,996
Property & Equipment, Net	10,567	10,679	10,359	10,770
Intangible Assets, Net	46,569	48,703	28,506	30,279
Total Assets	$103,361	$105,051	$99,768	$97,045

Liabilities & Stockholders’ Equity
Accounts Payable	853	2,847	975	979
REPAT Tax Payable	85	85	85	617
Other Accrued Liabilities	2,882	4,111	4,200	3,652
Total Current Liabilities	$3,820	$7,043	$5,260	$5,248
Deferred Tax Liability – Intangible Assets	2,339	2,496	2,540	2,828
Long Term Lease Liability Long Term REPAT Tax Payable	395 2,441	405 2,441	0 2,441	0 5,168
Deferred Revenue and Income Taxes	453	491	535	439
Stockholders’ Equity	93,913	92,175	88,992	83,362
Total Liabilities & Stockholders’ Equity	$103,361	$105,051	$99,768	$97,045